Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

FIRST INDIANA CORPORATION; an Indiana corporation (the “Company”), and NATIONAL CITY BANK, as successor rights agent (the “Rights Agent”), hereby amend the Rights Agreement dated as of November 14, 1997, as previously amended effective May 8, 2002 (the “Rights Agreement”), pursuant to Section 27 thereof as follows:

1.             Section 1(a) of the Rights Agreement is amended to add the following sentence to the end of the definition of “Acquiring Person”:

“Notwithstanding anything in this definition of “Acquiring Person” to the contrary, the term “Acquiring Person” (i) does not include Marshall & Ilsley Corporation, FIC Acquisition Corporation, a Subsidiary of Marshall & Ilsley Corporation, or any Affiliate of, or successor in interest by conversion of, Marshall & Ilsley Corporation (or any Affiliate of such a successor in interest by conversion) unless and until the Agreement and Plan of Merger (the “Merger Agreement”) dated July 8, 2007, by and among Marshall & Ilsley Corporation, FIC Acquisition Corporation and the Company is terminated pursuant to Section 8.1 thereof, (ii) does not include any Person who would otherwise qualify as an “Acquiring Person” by virtue of entering into a voting agreement or voting trust pursuant to which such Person agrees to vote in favor of the transactions contemplated by the Merger Agreement, unless and until the Merger Agreement is terminated pursuant to Section 8.1 thereof, and (iii) does not include any Person who would not otherwise qualify as an “Acquiring Person” but for actions taken by such Person or circumstances arising from the transactions contemplated by the Merger Agreement, unless and until the Merger Agreement is terminated pursuant to Section 8.1 thereof.”

2.           Except as amended hereby, the Rights Agreement shall continue in full force and effect.

3.           The Company represents and warrants that all requisite corporate and other action necessary for the valid execution and delivery of this Amendment has been duly and effectively taken.

This Amendment is effective as of July 8, 2007.

FIRST INDIANA CORPORATION

By: /s/ Robert Warrington
Robert Warrington
President and Chief Executive Officer

NATIONAL CITY BANK

By: /s/ Megan Gibson
Megan Gibson
Vice President